Exhibit 10.2

FIRST AMENDMENT

DATE:	April 23, 2019	(“Effective Date”)

BETWEEN	Acer Therapeutics Inc.	(“Tenant”)
1000 NW Wall Street Suite 220
Bend, OR 97703

AND	Eastern Western Corp.	(“Landlord”)
P.O. Box 3228
Portland, Oregon 97208-3228

RECITALS:

A.Landlord and Tenant are parties to that NNN Office Lease dated April 1, 2018 (the “Lease”), pertaining to certain premises located at 1000 NW Wall Street, Suite 220, Bend, Oregon 97703, which is more particularly described in the Lease.

B.Landlord and Tenant desire to amend the Lease subject to the terms and conditions set out below in this First Amendment (this “Amendment”).

NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment, the parties agree as follows.

AGREEMENT:

1.Renewal Term. The Lease shall be extended for an additional 14-month term commencing on May 1, 2019 and expiring May 31, 2022.

2.Rent. Tenant’s Premises is 2,288 RSF. Tenant will be expanding into 1,389 RSF Suite 210.  This will put the total RSF for Tenant to 3,677 RSF Tenant’s rent shall increase to $7,056.00 per month plus NNN’s.

5/1/19-5/31/19	$ 4,124.12
6/1/19-4/30/20	$ 7,056.00
5/1/20-4/30/21	$ 7,267.68
5/1/21- 4/30/22	$ 7,485.71
5/1/22-5/31/22	$ 7,710.28

3.Tenant Improvements.   Tenant is planning to make improvements to the space.   They include, a finished pass through from suite 220 into suite 210, frosting the entry glass into suite 220, adding slats to existing salt wall, adding a new slat wall to create a conference space, removal of the entry fixture, replacement of light fixtures, refinish the reception desk, windows and baseboards.  All plans, finishes and fixtures to be approved by the Landlord.  The Landlord will facilitate the improvements and hold the contract with the GC.  Landlord will pay the invoices and be reimbursed by Tenant.   The current cost breakdown is an estimate, depending on final finishes and specs.

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4.Rent Concessions.   Tenant will receive one month of free rent for suite 210 amount being $2,932.57.  Landlord will also reimburse the Tenant once an option to extend has been exercised for $6.00 per square foot, amount not to exceed $22,062.

5.Option to Extend.  Tenant will have one (1) option to extend the lease for either three (3) or five (5) years at the May 2022 rate, with 3% bumps each year thereafter.  The Tenant must notify the Landlord in writing at least 120 days before the expiration date as to their intentions to extend and for what term.

6.Entire Agreement/Effect of Agreement.  This Amendment sets out the entire understanding of the parties with respect to the subject matter of this Amendment and supersedes any and all prior understandings and agreements, whether written or oral, between the parties with respect to such subject matter.  All other terms and obligations not expressly set forth or modified in this Amendment shall remain unchanged and in full force and effect according to the Lease.  If the terms of the Lease and this Amendment conflict this Amendment shall control.

[signature page follows]

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IN WITNESS WHEREOF, this Amendment may be executed in counterparts, each of which will be deemed an original, but all of which will constitute a single agreement.  Facsimile, scanned and emailed or electronic signatures will be treated as original signatures.  At the request of any party, an originally executed document will be mailed following the sending of any facsimile or scanned and emailed version.

LANDLORD:	TENANT:

Eastern Western Corp., LLC	Acer Therapeutics Inc.
an Oregon Corporation

By: /s/ Michael E. McGinley	By: /s/ Chris Schelling
Michael E. McGinley, President	Chris Schelling
Title: CEO & Founder

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